Exhibit 5.1

February 10, 2011

Snap Interactive, Inc.
363 7th Avenue, 13th Floor,
New York, NY 10001

Gentlemen:

You have requested our opinion, as counsel for Snap Interactive, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to 6,630,000 shares of common stock, including (1) up to 4,250,000 shares of common stock issued at a price of $2.00 per share (the “Purchased Shares”), (2) up to 2,125,000 shares of common stock issuable upon exercise of outstanding investor’s warrants (the “Investor Warrants”) at an exercise price of $2.50 per share, that were issued in pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) in connection with the private placement closed on January 19, 2011 and (3) up to 255,000 shares of common stock issuable upon exercise of placement agent’s warrants (the “Placement Agent Warrants”) in pursuant to an engagement agreement (the “Engagement Agreement”) dated January 7, 2011 (Investor Warrants and Placement Agent Warrants, collectively as the “Warrants”).  In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Gregg E. Jaclin
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188